Exhibit 99.1


                                  PRESS RELEASE



CONTACT:          TRACEY MOSS
                  MARKETING DIRECTOR
                  COMMUNITY BANK SHARES OF INDIANA, INC.
                 (812)949-6885

Pictures Available Upon Request

                             Local Bank Stock Up 60%


The area's largest locally owned bank holding company, Community Bank Shares of Indiana, Inc. reported that its stock price increased 63.5% from December 31, 1996 to December 31, 1997 at its annual shareholder meeting held earlier this month. The stock price at year end 1997 was $21.25 as compared to $13.00 at year end 1996.

In addition, a quarterly cash dividend increase of 14% from 10.5 cents per share to 12 cents per share was also announced. Community bank Shares posted a 5.5% increase in first quarter 1998 net after-tax profits compared to the first quarter 1997. Consolidated net income was up from $577,000 for the first quarter of 1997 to $609,000 for the first quarter of 1998.

The locally owned bank holding company also reported that its consolidated assets rose to $254,083,000 for year end 1997, an increase of 7.0% form the previous year end.

Community Bank Shares Chairman, C. Thomas Young, updated shareholders on the company's new five story corporate headquarters and office complex which is currently under construction in downtown New Albany. The 4.5 million dollar project, designed to house both Community Bank Shares corporate headquarters and the Main Office of Community Bank, an affiliate of the holding company, will include approximately 20,000 plus square feet of Class A commercial space will be for lease on the third, fourth and fifth floors of the new building, which will be located immediately adjacent to the new, three story, 260 plus parking space, city owned parking garage now under construction. Young commented, that he expects the building to be fully operational in early 1999.

 For a term of three years, Robert J. Koetter Sr., Gary L. Libs and Kerry M. Stemler were re-elected as directors to the board for Community Bank Shares. Also re-elected was Gordon Huncilman for a term of 2 years and Dale L. Orem and Steven Stemler for one year terms.

Mr. Young announced that Robert E. Yates, who had served as President/CEO of both Community Bank and Heritage Bank, the company's two local bank affiliates, as well as President of the holding company, would be officially retiring as of May 20 of this year. Young noted, "Bob has lead an outstanding team of individuals, not only through new charters and our public conversion, but most recently through our newest association with NCF Financial Corporation in Bardstown, KY, to be voted on later in this meeting." Young closed by thanking Yates for ten years of dedication and growth. Young added that Yates will continue to serve on the board of directors for Community Bank Shares.

During the Presidents report to the shareholders Yates later thanked many of the members of senior management. He stated, "It has been a decade of superb performance levels for the holding company and its affiliates. I am proud to report that our shareholders have enjoyed a 320% growth in dividends, total assets growth of 73% , and capital growth exceeding 400%. Without everyone's support and knowledge,

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what we have accomplished,  wouldn't have been possible." Yates continued, "As a shareholder myself, I have great confidence in the people and programs we have put in place in order to continue to grow the company."

Immediately following the presidents report shareholders voted to approve, the holding's company's newest affiliation with NCF Financial Corporation of Bardstown, KY, rising consolidated assets close to 300 million.

         Before closing the meeting Young introduced Michael L. Douglas who would be elected President/CEO at a later organizational meeting for the holding company. Douglas stated, "After enjoying a brief retirement, what drove me to Community Bank Shares, is the close tie of my values and the values of this company. As more and more mega-mergers come into our community, localized financial decisions are leaving the areas that are effected by them, namely our hometowns. I have great confidence in the abilities of our affiliates this trend around." He later added, "Although it is certain I have big shoes to fill in Bob (Yates), the tremendous opportunities made this position one I couldn't refuse. I am truly looking forward to the opportunities that lay ahead."

At its annual organizational meeting, which immediately followed the bank's annual shareholders meeting, C. Thomas Young was re-elected Chairman of the Community Bank Shares. Michael L. Douglas, whose experience also includes a local banking background as well as Vice-Chairman of Electronic Payment Services, the nations largest ATM processor, was elected President/CEO of the holding company beginning as of May 20, 1998.

Elected at a separate organizational meetings of the respective board of directors, Tom Jones was promoted to President and CEO of Community Bank and Patrick Daily was promoted to President and CEO of Heritage Bank, to also account for the retirement of Bob Yates. Jones and Daily both have served as Senior Officers for the respective affiliates before their promotions.

Community Bank Shares of Indiana, Inc., is the largest locally owned bank holding company headquartered in Southern Indiana. The company is listed in the NASDAQ small cap market and trades under the symbol, CBIN.

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